Exhibit 10.1
Stericycle, Inc. Annual Incentive Plan
Article 1.
Purpose
The purpose of this Plan is to encourage key employees of Stericycle, Inc. (“Stericycle” or the “Company”), or any participating Affiliated Company to which the Plan is extended, to focus on the achievement of the Company’s objectives and to maximize the retention of such employees by offering discretionary rewards for substantial contributions to the attainment of the Company’s financial performance targets and other Company and individual goals over annual performance cycles.
The Plan was initially effective as of January 1, 2020. This Plan supersedes any and all prior or contemporaneous understandings, representations, documents and communications between the Company and any person, whether oral or written, relating to the subject matter of this Plan.
The Plan is intended to be unfunded and all incentive compensation payments under this Plan shall be made from the general assets of the Company. Any person who is entitled to payments under this Plan shall not have any claim against specific assets of the Company and shall be only a general creditor of the Company or any Affiliated Company.
This document reflects the provisions of the Plan in effect as of January 1, 2024, and serves as the Plan document.
Article 2.
Definitions
Affiliated Company means any person with whom the Company would be considered a single employer under Code Sections 414(b) and 414(c) and Treas. Reg. §1.409A3(i)(5)(ii). Affiliated Company also includes any “parent corporation” or “subsidiary corporation” (within the meaning of Code Section 424) of the Company, including a corporation or limited liability company that becomes an Affiliated Company after the adoption of this Plan.
Bonus Opportunity means a grant of a bonus opportunity under this Plan by the Executive Team to a Participant for a Plan Year, as communicated to the Participant in writing (including via email) by a member of the Executive Team or another authorized representative of the Company.
Bonus Payout means the Participant’s bonus for a Plan Year, if any, determined under the Plan and communicated to the Participant by the Executive Team or another authorized representative of the Company. For avoidance of doubt, and notwithstanding any other term in the Plan, the Executive Team may, in its sole discretion, determine or adjust any Participant’s Bonus Payout (without regard to any other Participant’s Bonus Payout) based on any or all the following factors (in each case as determined by the Executive Team in its sole discretion):
(a)    the Participant’s performance;
(b)    non-completion or partial completion of the Participant’s individual goals and objectives;
(c)    the Participant’s non-compliance or partial compliance with safety protocols and/or safety violations;

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(d)     the Participant’s substantiated ethical or compliance violation;
(e)    the Participant’s non-compliance or partial compliance with any Company policy;
(f)    the Company’s financial condition or any impact the payment of any Bonus Payout may have on the Company’s financial condition; and/or
(g)    any other reason as determined by the Executive Team.
A Participant’s Bonus Payout for a Plan Year may be paid, as determined by the Executive Team, in cash, cash equivalent, or in the form of an equity award (and subject to such provisions as determined by the Executive Team).
Base Salary means the Employee’s base salary for the applicable Plan Year. For avoidance of doubt, Base Salary does not include:
(a)    bonuses;
(b)    commissions;
(c)    incentives;
(d)    tax “gross-up” payments or any similar payments relating to determinations of the Employee’s federal, state or local taxes (whether deemed or actual);
(e)    reimbursements or other expense allowances;
(f)    welfare or fringe benefits (cash and noncash);
(g)    moving or relocation expenses or allowances;
(h)    cost-of-living adjustments or cost-of living allowances (COLAs);
(i)    government-provided or government-mandated benefit contributions or programs;
(j)     equity, stock or restricted stock grants or options; or
(k)    Employer contributions to any 401(k) plan or any other tax-qualified or nontax-qualified retirement, savings or pension plan sponsored by the Company or an Affiliated Company.
Code means the U.S. Internal Revenue Code of 1986, as amended, and as it may be amended in the future. Reference to any provision of the Code or regulation thereunder, shall include any successor provision and any regulations and other applicable guidance or pronouncement of the Internal Revenue Service or the Department of the Treasury, and applicable case law relating to such Section of the Code.
Company means Stericycle, Inc., a Delaware corporation.
Eligible Employee means an Employee whose employment position, business unit, area, functionality, and/or other job criteria has been designated by the Executive Team as being eligible for participation under this Plan, as communicated to such Employee in writing by a member of the Executive Team or another authorized representative of the Company, which

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designation may be withdrawn by the Executive Team for any reason prior to an Employee earning any Bonus Payout under this Plan.
Employee means an employee of the Company or an Affiliated Company.
Employer means the Company and any Affiliated Company to which participation under this Plan has been extended.
Executive Team means the Company’s Chief People Officer, and such other senior salaried and/or management Employee(s) as may be designated by the Plan Administrator from time to time.
Participant means any Eligible Employee who has been designated as such by the Executive Team and who meets all the applicable requirements under Articles 4 and 5.
Plan means this plan, as it may be amended from time to time. The name of this Plan is the “Stericycle, Inc. Annual Incentive Plan.”
Plan Administrator means the Company’s Chief People Officer or the designee of the Company’s Chief People Officer, or any successor position to the Chief People Officer, or the designee of such successor position.
Plan Goals and Weights means the applicable goals and weightings relating to a Bonus Opportunity as determined by the Executive Team for each Plan Year.
Plan Year means the calendar year, i.e., the twelve-month period ending each December 31.
Retirement means a voluntary termination by Participant of Participant’s employment with the Company or any Affiliated Company, following attainment of (i) age 60 and five years of continuous service (at the time of termination) with the Company or any Affiliated Company, or (ii) age 65.
Article 3.
Effective Date
The Plan is effective as of January 1, 2020 and this restatement is effective as of January 1, 2024.
Article 4.
Participation
In its sole discretion, the Executive Team may designate one or more Eligible Employees as Participants for a Bonus Opportunity for each Plan Year (or a portion of the Plan Year as described in Section 6.2). Any such Eligible Employee shall not become an Eligible Employee or a Participant for any subsequent Plan Year unless the Eligible Employee satisfies the conditions of the preceding sentence for such Plan Year. Unless otherwise required by applicable law or as specifically provided in Article 6 below or in any employment agreement, offer letter, severance plan, severance policy, or severance agreement applicable to the Participant, a Participant must be actively employed on an Employer’s U.S. payroll (or such other country’s payroll as approved by the Company) on the date the Bonus Payout is to be paid and, for new hires during the Plan Year, be employed in an eligible position under this Plan, by no later than September 30th of the Plan Year to be considered eligible for a Bonus Payout for such Plan Year. For avoidance of doubt, this Article 4 is not intended to, and does not modify,

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the other conditions for a Participant to remain eligible to earn, or to earn and receive, a Bonus Payout identified in this Plan.
Article 5.
Restrictive Covenant Agreement May Be Required as Express Condition of Participation
As a condition precedent to becoming and remaining a Participant and being eligible to earn any Bonus Opportunity or Bonus Payout under the Plan, each Participant may be required to affirm Employee’s obligations under any agreement(s) previously entered into by such Participant or to execute an agreement including certain restrictive covenants in a form determined by the Company and to be signed by Participant prior to earning any Bonus Opportunity or Bonus Payout under this Plan.
Article 6.
Rules for Determining Bonus Payouts
6.1    General Rules
Bonus Amounts shall be calculated based on the date on which an Eligible Employee first became a Participant under the Plan for a given Plan Year.
6.2    Proration of Bonus Amounts
The Plan Administrator may determine any proration of a Bonus Payout in the case of a Participant’s promotion, demotion, upgrade, downgrade, transfer, or status as a newly-hired Employee. Any such prorated Bonus Payout may take into consideration only the amount of time a Participant was employed in an eligible position under the Plan.
6.3    Reemployed Employees
If a Participant terminates the Participant’s employment during a Plan Year and is subsequently reemployed by the Company or an Affiliated Company, the Participant shall not be eligible for a Bonus Payout based upon the Participant’s period of service during such Plan Year prior to the Participant’s termination of employment. The Participant shall be considered for a Bonus Payout based only upon the amount of time the Participant participated in the Plan after the date of reemployment and only if the Participant is employed in an eligible position under this Plan; provided that, if the Participant’s date of reemployment is after September 30th of the Plan Year, the Participant shall not be eligible for a Bonus Payout for such Plan Year; provided further that, any break of service of less than 30 days shall be disregarded for purposes of this Article 6 of the Plan.
6.4    Terminated Employees
Unless otherwise required by applicable law or as specifically provided in this Article 6 or in any employment agreement, offer letter, severance plan, severance policy, or severance agreement applicable to the Participant, in the event that a Participant’s employment with an Employer is terminated for any reason (either by the Employer or the Participant) prior to the date on which the Bonus Payout is to be paid, the Participant will not earn or receive, and will have no further right to earn or receive, the Bonus Opportunity and the Employer shall have no further obligations to the Participant under the Plan.
6.5    Leaves of Absence

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If a Participant is away from work on an Employer-approved leave of absence (paid or unpaid) during a Plan Year in which the Participant is otherwise eligible for a Bonus Opportunity under this Plan, and the leave of absence period(s) equals a period of 120 calendar days or more during the Plan Year, then the Participant shall be eligible to receive a prorated Bonus Payout based on the period of time in which the Participant was an active Participant (and not on a leave of absence) for such Plan Year. If the leave of absence period(s) during the Plan Year was less than 120 calendar days, this Section 6.5 shall not apply.
6.6    Deceased Employees
In the event of a Participant’s death on or after the last day of a Plan Year, but prior to the payment date referenced in Article 7 below, the Participant’s estate shall receive all or a portion of the Participant’s Bonus Payout for such Plan Year, payable at the same time as active Participants are paid. If the Participant dies before the end of the Plan Year, the Participant’s estate shall be eligible to receive a prorated Bonus Payout based on the period of time in which the Participant was an active Participant for such Plan Year, and calculated based on target, rather than actual performance. The payment of any Bonus Payout under this Section 6.6 will generally be made as soon as practicable following the Participant’s death, but no later than the payment date referenced in Article 7 below.
6.7    Certain Organization Changes
A Participant who applies for, and accepts, an eligible position under this Plan with a lower target bonus amount shall still be eligible for a prorated Bonus Payout based on the amount of time the Participant was employed in an eligible position under the Plan for such Plan Year. If the Participant serves in more than one position that is eligible for a Bonus Payout under the Plan during Plan Year, but the positions have different Bonus Opportunities, then the participant’s Bonus Payout will be calculated using each Bonus Opportunity and pro-rated for the amount of time the participant spent in that position during the Plan Year.
6.8    Voluntary Bonus
Bonus Payouts awarded by the Company to any Participant shall be deemed fully voluntary. If the Company awards a Bonus Payout as outlined in the Plan, no legal entitlement shall be created for the Participant with regard to any such payments in the future.
6.9 Retirement

In the event of a Participant’s Retirement on or after the last day of a Plan Year, but prior to the payout date referenced in Article VII below, the Participant will continue to be eligible to earn and receive a Bonus Payout for such Plan Year even though such Participant will not be employed on the date the Bonus Payout is to be paid.
6.10 Involuntary Termination

In the event a Participant’s employment is terminated on or after the last day of a Plan Year, but prior to the payout date referenced in Article VII below, (i) under circumstances that would entitle the Participant to severance benefits under any employment agreement, offer letter, severance plan, severance policy, or severance agreement applicable to the Participant (determined without regard to any release requirement), or (ii) due to a merger, sale, spin-off, reorganization or similar transfer of assets or stock of the Company or any Affiliated Company, the Participant will continue to be eligible to earn and receive a Bonus Payout for such Plan Year even though such Participant will not be employed on the date the Bonus Payout is to be paid.

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6.11 Alternative Annual Incentive Arrangement

Notwithstanding anything in the Plan to the contrary, if a Participant becomes entitled to an annual incentive or profit-sharing payment for a Plan Year under any other formal or informal annual bonus plan, program, or policy of the Company or any Affiliated Company (including, but not limited to, any mandatory annual bonus required by any non-U.S. government) (“Alternative Annual Incentive Arrangement”), such Participant shall not be eligible to receive any Bonus Payout under the Plan for such Plan Year; provided, however, that if the amount of the Bonus Payout under the Plan to which the Participant would be entitled would exceed that payable under the Alternative Annual Incentive Arrangement, the Participant shall be entitled to receive such excess amount under the Plan.

Article 7.
Payment of Bonus Payouts
Except as otherwise specified in this Plan, a Participant will earn the Participant’s Bonus Payout on the date the Bonus Payout is to be paid. Any earned Bonus Payout for a Plan Year will be paid to the Participant no later than March 15th of the Plan Year following the Plan Year to which the Bonus Payout relates; provided that, the Plan Administrator may, in its sole discretion, designate a later payment date as long as such date is no later than the December 31st of the Plan Year following the Plan Year to which the Bonus Payout relates. All Bonus Payouts are subject to (1) income taxation and applicable tax withholding at the time of payment, and (2) such other conditions as may be identified by the Company.
Article 8.
Miscellaneous Provisions
8.1    No Right of Employment
Nothing in this Plan creates a vested right to benefits in any employee or any right to be retained in the employ of the Company or any Affiliated Company.
8.2    Unfunded Status of the Plan
(a)    The Plan shall at all times be wholly unfunded and, except as provided in subsection (b), no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits under the Plan. None of the Company, Plan Administrator or Executive Team, or any individual member thereof, shall be deemed a trustee for the Plan or any Bonus Payout under the Plan. The right of a Participant to receive a distribution under the Plan shall be an unsecured claim against the general assets of the Company, and the Participant shall not have any rights in or against any assets of the Company. In no event shall any individual or entity be required to provide security or post a bond with respect to the Plan.
(b)    The Plan Administrator may, but shall have no obligation to, authorize the creation of trusts and deposit cash or property therein or make other arrangements to meet the Company’s funding obligations under the Plan. Any such trust or other arrangement shall be consistent with the unfunded status of the Plan. Any trust created for the purpose of funding the Plan shall meet the requirements of a

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“grantor trust” under Code Sections 671 through 678 and of a “rabbi trust” under Revenue Procedure 92-64.
8.3    Plan Administration
The Plan Administrator shall administer the Plan in accordance with its terms and purposes and shall have full discretion and authority to administer the Plan, including the authority to interpret the Plan, make factual determinations under the Plan, adopt and revise rules and procedures (including claims procedures) relating to the Plan and resolve all other matters relating to the Plan. Payments shall only be earned by a Participant and made from the Plan if the Plan Administrator determines, in its sole discretion, that the Participant has earned and is entitled to such payment.
The Plan Administrator may delegate its authority as administrator to such other person or persons as the Plan Administrator designates from time to time. In administering the Plan, the Plan Administrator may, in its sole discretion, employ compensation consultants, accountants, counsel and other persons to assist or render advice and other services, all at the expense of the Company.
All determinations and interpretations under the Plan for all matters including, without limitation, amounts due under the Plan, are conclusive and binding on all affected individuals.
8.4    Suspension of Payments in Event of Dispute
If the Plan Administrator is in doubt concerning the entitlement of any person to any payment claimed under the Plan, the Plan Administrator may direct the Company to suspend any such payment until satisfied as to the entitlement of such person to such payment.
8.5    Clawback
Notwithstanding any other provisions in the Plan, any Bonus Payout which is subject to recovery under any law, government regulation, stock exchange listing requirement or recoupment policy adopted by the Company will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or recoupment policy adopted by the Company (including, but not limited to, a policy adopted by the Company in response to any such law, government regulation or stock exchange listing requirement).

8.6    Overpayment
If the Plan makes an overpayment of any amount due to a Participant, the Plan may recover the overpayment either by requiring the Participant to return the overpayment to the Plan, by reducing any future payments to the Participant or by any other method that the Plan Administrator shall deem reasonable.
8.7    Claims Procedure
(a)    Presentation of Claim. Any Participant or the estate of a deceased Participant (such Participant or the estate being referred to below as a “Claimant”) may deliver to the Plan Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 30 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the

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claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
(b)    Notification of Decision. The Plan Administrator shall consider a Claimant’s claim within a reasonable time and shall notify the Claimant in writing (1) whether the Claimant’s requested determination has been made, (2) whether the claim has been allowed in full, or (3) whether the Plan Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination.
(c)    Review of a Denied Claim. Within 30 days after receiving a notice from the Plan Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Executive Team a written request for a review of the denial of the claim.
(d)    Decision on Review. The Executive Team shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the decision of the Executive Team must be rendered within 120 days after such date. The decision of the Executive Team shall be final and binding upon the Claimant.
8.8    Indemnification
The Company agrees to fully protect and indemnify the Plan Administrator, each member of the Executive Team and each employee acting in good faith in the administration of the Plan or relying upon any authorization or direction of the Plan Administrator, for any liability, loss, cost, damage or expense (including legal fees and expenses) suffered by reason of their service under this Plan; provided, however, that such person did not act dishonestly or in willful or negligent violation of the law or the Plan.
8.9    Anti-Assignment Provisions
A Participant cannot assign, pledge, or otherwise alienate any rights or benefits payable under the Plan prior to receipt of those benefits. The Plan will not be liable for or subject to the debts, garnishments or other obligations of any Participant eligible for benefits under this Plan.
8.10    Successors and Assigns
The Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.
8.11    Plan Amendment or Termination
The Company reserves the right to amend or terminate the Plan at any time, in any manner and for any reason. Termination or amendment may be prospective or retroactive, as deemed appropriate by the Company, and as permitted under applicable law.
8.12    Governing Law, Jurisdiction and Venue
Unless expressly prohibited by applicable law, (a) the provisions of this Plan shall be construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Delaware, and (b) any legal action arising under the Plan shall be brought exclusively in a state or federal court sitting in Lake County, Illinois, and the Company and each Participant

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irrevocably consents to the exercise of personal jurisdiction over them by such courts and waive any objection to venue or jurisdiction based on forum non conveniens or on any other basis.
8.13    No Tax, Financial, Legal or Other Advice
The Company shall not provide any tax, financial, legal or other advice under any applicable law or regulation related to participation in the Plan, including, but not limited to, tax or financial consequences of participation in the Plan. No provision of the Plan, or any document or presentation about the Plan given to Eligible Employees, will be interpreted as reflecting such advice.
8.14    Headings
The titles or headings of the respective sections in the Plan are inserted merely for convenience and shall be given no legal effect.
8.15    Severability
If any provision of the Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision were not part of the Plan.
8.16    No Waiver
Failure of the Company to enforce at any time any provision of this Plan shall in no way be construed as a waiver of such provision or any other provision of the Plan.
8.17    All Provisions
This official plan document represents the exclusive and complete statement of the terms of the Plan and supersedes any and all prior or contemporaneous understandings, representations, documents and communications between an Employer and any person, whether oral or written, relating to its subject matters. In the event of any conflict between the provisions of this official plan document, as amended from time to time, and any other document or presentation describing or otherwise relating to the Plan, this official document shall control. For avoidance of doubt, except as specifically provided hereunder, the Plan shall not supersede the terms of any employment agreement, non-competition, non-solicitation, confidentiality or other restrictive covenant agreement, or any other agreement between a Participant and an Employer as may be in effect from time to time.
8.18    Code Section 409A
The Plan is intended to be exempt from or to comply with Code Section 409A and shall be interpreted accordingly; provided that, in the event the Plan becomes subject to Code Section 409A, nothing in this Plan shall operate or be construed to cause the Plan to fail to comply with the requirements of Code Section 409A and, to the extent applicable, it is intended that the Plan comply with the provisions of Code Section 409A and shall be administered in a manner consistent with that intent. Any provision of this Plan that would cause the Plan or any payment made hereunder to fail to satisfy Code Section 409A shall have no force and effect until amended by the Company to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A) and may be made by the Company without the consent of any Participant. Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any benefits under the Plan, including without limitation under the Code, federal, state, municipal, local or foreign laws.

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